Exhibit 5.1

June 2, 2009
Tesoro Corporation
300 Concord Plaza Drive
San Antonio, Texas 78216-6999
(210) 828-8484
Ladies and Gentlemen:
     We have acted as counsel to Tesoro Corporation, a Delaware corporation (the “Company”), the Delaware subsidiaries of the Company named on Schedule I hereto (each a “Delaware Guarantor” and, collectively, the “Delaware Guarantors”) and the non-Delaware subsidiaries of the Company named on Schedule II hereto (each a “Non-Delaware Guarantor,” collectively, the “Non-Delaware Guarantors” and, together with the Delaware Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of Senior Notes due 2019 (the “Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Securities. The Securities and the Guarantees will be issued under an indenture (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).
     We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will be the valid and legally binding obligation of the Trustee.
     We have assumed further that at the time of execution, authentication, issuance and delivery of the Securities and the Guarantees, the Indenture will have been duly authorized, executed and delivered by the Company and the Delaware Guarantors. In addition, we have assumed that (1) at the time of execution, authentication, issuance and delivery of the Guarantees, the Indenture will have been duly authorized, executed and delivered by each Non-Delaware Guarantor in accordance with the law of its jurisdiction of formation and (2) execution, delivery and performance by each Non-Delaware Guarantor of the Indenture and the Guarantees will not violate the law of its jurisdiction of formation or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States).
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board of Directors or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. Assuming (a) the taking of all necessary corporate or limited liability company action, as applicable, to approve the issuance and terms of the Guarantees and related matters by the Board of Directors or Managing Member of each Guarantor, a duly constituted and acting committee of such Board of Directors or duly authorized officers of each Guarantor (such Board of Directors, Managing Member, committee or authorized officers being hereinafter referred to as the “Board”), (b) the due execution, authentication, issuance and delivery of the Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement and (c) the due issuance of the Guarantees, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours, /s/ Simpson Thacher & Bartlett LLP SIMPSON THACHER & BARTLETT LLP

Schedule I
Delaware Guarantors
Gold Star Maritime Company
Tesoro Alaska Company
Tesoro Aviation Company
Tesoro Companies, Inc.
Tesoro Environmental Resources Company
Tesoro Far East Maritime Company
Tesoro Financial Services Holding Company
Tesoro Maritime Company
Tesoro Refining and Marketing Company
Tesoro Sierra Properties, LLC
Tesoro South Coast Company, LLC
Tesoro Trading Company
Tesoro Vostok Company
Tesoro Wasatch, LLC
Tesoro West Coast Company, LLC

Schedule II

Jurisdiction of
Non-Delaware Guarantors	Incorporation or Organization

Smiley’s Super Service, Inc.	Hawaii
Tesoro Hawaii Corporation	Hawaii
Tesoro Northstore Company	Alaska